Exhibit 97.1

CLAWBACK POLICY
CALLON PETROLEUM COMPANY
Effective as of November 13, 2023
PURPOSE
The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Callon Petroleum Company (the “Company”), believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Compensation Committee has therefore adopted this policy (this “Policy”), which provides for mandatory and discretionary recoupment of certain executive and certain employee compensation, as further described herein.
MANDATORY RECOUPMENT; DISCRETIONARY RECOUPMENT
The mandatory recoupment components of this Policy are designed to comply with and be interpreted in a manner consistent with the requirements of Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable rules or standards adopted by the
U.S. Securities and Exchange Commission (the “SEC”) and any national securities exchange on which the Company’s securities are listed (the “Mandatory Recoupment Component” and any recoupment made pursuant to such component, “Mandatory Recoupment”).
The discretionary recoupment components of this Policy are designed to provide the Company with additional remedies for recoupment in the event of a performance metric error, violation of post-employment restrictive covenants, other misconduct, or as otherwise determined in the discretion of the Compensation Committee (the “Discretionary Recoupment Component” and any recoupment made pursuant to such component, “Discretionary Recoupment”), which Discretionary Recoupment shall be in addition to, but not in place of, the Mandatory Recoupment.
For the avoidance of doubt, in the event of the occurrence of a trigger that would require Mandatory Recoupment, the Mandatory Recoupment Component will apply.
ADMINISTRATION; INTERPRETATION
General. This Policy shall be administered by the Compensation Committee. The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. The Compensation Committee will determine, in its sole discretion, the method(s) for recoupment of any overpayment under this Policy. Any determinations made by the Compensation Committee under this Policy shall be final and binding on all affected individuals.
Mandatory Recoupment. In administering the Mandatory Recoupment Component, the Compensation Committee shall interpret such component in a manner consistent with the requirements of Section 10D of the Exchange Act and the applicable rules or standards adopted by the SEC and any national securities exchange on which the Company’s securities are listed.
Discretionary Recoupment. In administering the Discretionary Recoupment Component, the Compensation Committee may consider, among other things: the nature and impact of the affected individual’s conduct; the relationship of the conduct to the compensation being considered for Discretionary Recoupment; the feasibility of the various types of Discretionary Recoupment; cost of implementation; legal, compliance, and other disciplinary actions that may be taken; retention and succession planning; pay relativity; and the effect that the Discretionary Recoupment may have on litigation or investigations involving the Company.
Except for any Mandatory Recoupment required by this Policy and as may otherwise be required by law, nothing in this Policy shall mandate recoupment actions or create a presumption that recoupment actions should be taken in any particular case. In the exercise of its business judgment, the Compensation Committee has full discretion to administer the Discretionary Recoupment Component on behalf of the Company. The Compensation Committee may exercise this discretion in consultation with other Board committees, members of management, or outside advisors as the Compensation Committee deems appropriate.
COVERED PERSONS
Mandatory Recoupment. The Mandatory Recoupment Component applies to the Company’s current and former executive officers (as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed) and such other senior executives or employees who may from time-to-time be deemed subject to this Policy by the Compensation Committee (“Covered Executives”).
Discretionary Recoupment. The Discretionary Recoupment Component applies to the Company’s current and former senior executives or employees who participate in any plan, program or agreement that provides for Covered Compensation (“Covered Employees” and together with Covered Executives, “Covered Persons”).
COVERED COMPENSATION
For purposes of this Policy:
•“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a financial reporting measure performance goal; (iii) other cash awards based on satisfaction of a financial reporting measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, performance share units and deferred stock that are granted or vest solely or in part on satisfying a financial reporting measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part on satisfying a

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financial reporting measure performance goal. Compensation that would not be considered Incentive-Based Compensation includes, but is not limited to: (a) salaries; (b) Time-Based Compensation (which is defined and separately addressed below); (c) bonuses paid solely on satisfying subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (d) non-equity incentive plan awards earned solely on satisfying strategic or operational measures; and (e) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal.
•A “financial reporting measure” is: (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure, such as revenues, EBITDA, or net income and (ii) stock price and total shareholder return. Financial reporting measures include, but are not limited to: revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); net assets or net asset value per share; earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an accounting restatement; revenue per user, or average revenue per user, where revenue is subject to an accounting restatement; cost per employee, where cost is subject to an accounting restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an accounting restatement; and tax basis income.
•“Time-Based Compensation” means any equity-based compensation that is subject to vesting based solely on continued employment or service.
•“Covered Compensation” means, collectively, Incentive-Based Compensation; Time- Based Compensation; incentive compensation based on operational, strategic, or qualitative measures; and compensation paid as consideration for agreement to restrictive covenants.
MANDATORY RECOUPMENT
Mandatory Recoupment Trigger - Accounting Restatement. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each an “Accounting Restatement”), the Compensation Committee will require reimbursement or forfeiture of the Incentive-Based Overpayment (as defined below) received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years.

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Mandatory Recoupment - Calculation of Incentive-Based Overpayment. The amount to be recovered will be the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid (the “Incentive-Based Overpayment”). Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, as applicable, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Covered Compensation was received; and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange on which the Company’s securities are listed.
Mandatory Recoupment - Method of Recoupment. The Compensation Committee will determine, in its sole discretion, the method or methods for recouping any Incentive-Based Overpayment hereunder which may include, without limitation: (i) requiring reimbursement of cash Incentive-Based Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (iv) cancelling outstanding vested or unvested equity awards; and/or (v) taking any other remedial or recovery action permitted by law, as determined by the Compensation Committee.
Mandatory Recoupment - Limitations. Mandatory Recoupment will be limited to Incentive-Based Overpayments paid or distributed during the three (3) completed fiscal years prior to the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years. In no event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher Incentive-Based Compensation payment.
The Compensation Committee shall recover any Incentive-Based Overpayment in accordance with this Policy, except to the extent that the Compensation Committee determines such recovery would be impracticable because:
(a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered;
(b)After obtaining an opinion from local counsel, the Compensation Committee concludes recovery would violate home country law where that law was adopted prior to November 28, 2022; or

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(c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
DISCRETIONARY RECOUPMENT
Discretionary Recoupment - Applicability. For the avoidance of doubt, in the event of an Accounting Restatement, the Mandatory Recoupment Component shall apply and control, and any application of the Discretionary Recoupment Component shall be in addition to, and not in place or, the Mandatory Recoupment Component.
Discretionary Recoupment Triggers. The Compensation Committee shall have the ability to exercise its discretion to effect recoupment of Covered Compensation under the Discretionary Recoupment Component upon the occurrence of any the following:
•the Compensation Committee’s determination that a previously approved performance metric or other criteria is materially inaccurate, whether or not the Company is required to restate its financial statements and without regard to whether such miscalculation was due to fraud or intentional misconduct (“Performance Metric Error”);
•any Covered Person’s breach of any restrictive covenant set forth in any employment agreement, award agreement, or other written agreement entered into between the Covered Person and the Company (or an affiliate thereof) (“RCA Breach”); or
•the Compensation Committee’s determination that a Covered Person (i) committed fraud or willful misconduct, (ii) was grossly negligent in a supervisory role; provided that, in any case, such action caused, or could reasonably lead to, material financial or reputational harm to the Company, or (iii) engaged in any other acts or omissions for which the Compensation Committee deems it appropriate to effect recoupment under the Discretionary Recoupment Component ((i),(ii) and (iii), each constituting “Other Misconduct”).
Discretionary Recoupment - Calculation of Overpayment. The amount that may be recovered under the Discretionary Recoupment Component will be as set forth below in respect of each applicable trigger, in each case to be calculated in the manner determined appropriate by the Compensation Committee.
•In the event of a Performance Metric Error, the Compensation Committee may in its sole discretion, require reimbursement or forfeiture of all or part of any excess Covered Compensation received by any Covered Person during the three (3) completed fiscal years immediately preceding the Compensation Committee’s determination of an error. Notwithstanding the foregoing, with respect to a Covered Person that is a non-officer, such reimbursement or forfeiture will only be required if such non-officer is directly or indirectly responsible for fraud or misconduct that results in the Compensation Committee’s determination that a previously approved performance metric or other criteria is materially inaccurate.
•In the event of a RCA Breach, the Compensation Committee may, in its sole discretion, require reimbursement or forfeiture of all or part of any Covered

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Compensation received by the Covered Person during the most recently completed fiscal year immediately preceding the date on which the Covered Person is found to have committed such RCA Breach.
•In the event of Other Misconduct, the Compensation Committee may, in its sole discretion, require reimbursement or forfeiture of all or a portion of any Covered Compensation received by a Covered Person pursuant during the most recently completed fiscal year immediately preceding the date on which the Covered Person is determined to have engaged in such Other Misconduct.

Discretionary Recoupment - Method of Recoupment. The Compensation Committee will determine, in its sole discretion, the method or methods for recouping any amount that may be recovered under the Discretionary Recoupment Component hereunder which may include, without limitation: (i) requiring reimbursement of Covered Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (iv) cancelling outstanding vested or unvested equity awards; and/or (v) taking any other remedial or recovery action permitted by law, as determined by the Compensation Committee.
Discretionary Recoupment - Enforcement. Regardless of the applicability of the Discretionary Recoupment Component, the Compensation Committee may determine that it is not in the best interests of the Company to pursue Discretionary Recoupment, based on such factors as the Compensation Committee determines in its discretion to be appropriate, including, without limitation, (i) the likelihood of success under governing law versus the cost and effort involved, (ii) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceedings or investigations, (iii) the presence or absence of intentional misconduct by the Covered Persons who would be affected by the recovery, (iv) the passage of time since the occurrence, and (v) any pending legal proceedings related to the applicable restatement.
NO INDEMNIFICATION
The Company shall not indemnify any Covered Persons against the loss of any incorrectly awarded Covered Compensation.
EFFECTIVE DATE
This Policy shall be effective as of the date it is adopted by the Compensation Committee (the “Effective Date”), shall supersede and replace any other clawback policies previously adopted by the Company, and shall apply to Incentive-Based Compensation (including Incentive-Based Compensation granted pursuant to arrangements existing prior to the Effective Date). Notwithstanding the foregoing, the Mandatory Recoupment Component shall only apply to Incentive-Based Compensation received (as determined pursuant to this Policy) on or after October 2, 2023.

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AMENDMENT; TERMINATION
The Board or the Compensation Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final rules or additional standards adopted by a national securities exchange on which the Company’s securities are listed. The Board or the Compensation Committee may terminate this Policy at any time.
OTHER RECOUPMENT RIGHTS
The Compensation Committee intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment or service agreement, equity award agreement, or similar agreement shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
SUCCESSORS
This Policy shall be binding and enforceable against all Covered Person and their beneficiaries, heirs, executors, administrators or other legal representatives.

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CERTIFICATION

I, Michol L. Ecklund, Corporate Secretary of the Callon Petroleum Company (the “Company”), do hereby certify that the foregoing is a full, true, and correct copy of the Company’s Clawback Policy, as adopted by the Company’s Compensation Committee on November 13, 2023.

/s/ Michol L. Ecklund
Corporate Secretary

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